Exhibit 5.1

2000 N. M-63 • BENTON HARBOR, MI 49022-2692

April 16, 2013

Whirlpool Corporation

2000 N. M-63

Benton Harbor, MI 49022-2692

Ladies and Gentlemen:

I have acted as counsel to Whirlpool Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 filed today under the Securities Act of 1933, as amended (the “Registration Statement”), covering shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”) which may be issued to participants under the Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan (the “Plan”) as a result of awards or the exercise of options granted to such participants.

I have examined the Plan and such other records, documents, and matters of law and satisfied myself as to such matters of fact as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that, assuming that (i) the Registration Statement becomes effective under the Securities Act of 1933, as amended, (ii) the shares of Common Stock (the “Shares”) will be issued in accordance with the terms of the Plan and in the manner described in the Registration Statement, and (iii) certificates representing the shares have been duly executed, countersigned by the Company’s transfer agent/registrar and delivered on behalf of the Company against payment of the full consideration for the shares in accordance with the terms of the Plan (assuming in each case the consideration received by the Company is at least equal to $1.00 par value per share), the Shares to be issued to participants under the Plan will be validly issued, fully paid, and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the Plan.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the securities of “Blue Sky” laws of the various states to the delivery of the Shares to the participants pursuant to and in accordance with the terms and conditions of the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.

Sincerely,

/s/ Bridget K. Quinn

Bridget K. Quinn

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